SCHEDULE A

TO THE DISTRIBUTION AGREEMENT

(Amended as of May 7, 2014)

List of Funds

Name
JPMorgan Diversified Return Global Equity ETF
JPMorgan Diversified Return International Ex-North America Equity ETF
JPMorgan Diversified Return Emerging Markets Equity ETF
JPMorgan Diversified Return U.S. Equity ETF

J.P. Morgan Exchange-Traded Fund Trust

By:	/s/ Paul Shield

Name:	Paul Shield

Title:	Treasurer

SEI Distribution Services Co.

By:	/s/ Maxine J. Chou

Name:	Maxine J. Chou

Title:	CFO & COO